Exhibit 10.15

EXECUTIVE CHAIRPERSON SERVICES AGREEMENT

This Executive Chairperson Services Agreement (this “Agreement”) is made as of May 14, 2021 (the “Effective Date”), by and between Ventyx Biosciences, Inc., a Delaware corporation (the “Company”), and Sheila Gujrathi (the “Executive”).

R E C I T A L S:

WHEREAS, the Company desires that Executive provide Executive Chairperson services to the Company from time to time and Executive is willing to provide such services subject to the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.
Position and Duties. The Executive agrees to provide services as a non-employee consultant to the Company, as Executive Chairperson of the Company reporting to the board of directors of the Company (the “Board”). As Executive Chairperson, the Executive shall attend meetings of the Board and provide advice and assistance to the Company in developing and implementing corporate, clinical, and business strategy and planning, and participate in investor discussions during fundraising. The Executive shall also be appointed to and serve as a member of the Board. On the Effective Date, the Company and the Executive shall enter into an Indemnification Agreement (the “Indemnification Agreement”) in the form previously approved by the Board.
2.
Consultant Status. Nothing in this Agreement shall in any way be construed to constitute the Executive as an employee of the Company. The Executive’s relationship with the Company will be that of an independent contractor performing the services hereunder. The Executive acknowledges and agrees that she is obligated to report as income all consideration that she receives under this Agreement, and acknowledges and agrees to pay all self-employment and other taxes thereon.
3.
Compensation. The Company shall pay the Executive for her services hereunder at the rate of $125,000 annually (the “Chairperson Fees”), which will be paid periodically in accordance with the Company’s normal payroll practices, and the option grant set forth below in Section 4(c).
4.
Other Benefits.
(a)
Benefits. As a non-employee consultant to the Company, the Executive shall not be entitled to participate in the health, welfare, retirement, pension, life insurance, disability and similar plans, programs and arrangements made available to employees of the Company.
(b)
Expenses. The Company will, in accordance with applicable Company policies and guidelines, reimburse the Executive for all reasonable and necessary expenses incurred by the Executive in connection with her performance of services on behalf of the Company.
(c)
Stock Awards. At or prior to the next meeting of the Board following the Effective Date, the Executive will be granted an option (the “Option”) to purchase 7,291,605 shares (the “Shares”)

of the common stock of the Company (“Common Stock”) (which represents approximately 2.0% of the fully diluted capitalization of the Company’s capital stock as of the date hereof). The exercise price per share will be equal to the fair market value of the Common Stock on the date of grant, as determined by the Board in its sole discretion. The Option will have a ten-year term and the Option shall vest over twenty-four (24) months in equal amounts monthly, subject to Executive’s continued status as a service provider through such vesting period; provided that (A) upon a Change of Control (as defined in the Equity Plan), the Option shall immediately vest in full. Except to the extent inconsistent with the terms of this Agreement, the Option shall be subject to the terms of the Company’s 2019 Equity Incentive Plan (the “Equity Plan”) and the Company’s form of stock option agreement, as may be amended from time to time hereafter (the “Option Agreement”). No right to any Shares is earned or accrued until such time as vesting occurs, nor does the grant confer any right to continue vesting or maintenance of Executive’s status as a service provider to the Company. Additionally, following the successful completion of the Company’s initial public offering (the “IPO”), and subject to Executive’s continued status as a service provider through such IPO, the Board shall, at the first meeting following the IPO, grant you an option to purchase Shares in an amount equal to 0.5% of the fully diluted capitalization of the Company’s capital stock at such time on terms and conditions no less favorable to you than the Option; provided that, for the avoidance of doubt, the option shall vest over 24 months following the date of grant in equal amounts monthly. All options contemplated pursuant to this Section 4(c) shall be net settled at the Executive’s election.
5.
Termination. This Agreement may be terminated by the Executive or the Company as provided in this Section 5:
(a)
Death. Upon the Executive’s death (“Death”).
(b)
Disability.
(i)
The Company or the Executive, upon not less than thirty (30) days written notice to the other party (“Disability Notice”), this Agreement if the Executive has been unable, by reason of physical or mental disability, to render, for one hundred twenty (120) successive days or for shorter periods aggregating 210 days or more in any twelve (12) month period, services of the character contemplated by this Agreement and will be unable to resume providing such services within the thirty (30) day period after such Disability Notice (such circumstances being referred to as “Disability”).
(ii)
The determination of whether the Executive has become disabled within the meaning of this Section 5(b) shall be made (A) in the case of a termination of this Agreement by the Company, by a medical doctor selected by the Company in consultation with Executive’s primary care physician, or (B) in the case of a termination of this Agreement by the Executive, by the Executive’s medical doctor. In the event the Company gives a notice of termination of this Agreement under this Section 5(b), the Executive or her representative may at any time prior to the effective date of termination contest the termination and cause a determination of Disability to be made by Executive’s medical doctor. In the event the Executive gives a notice of termination of this Agreement under this Section 5(b), the Company may at any time prior to the effective date of termination contest the termination and cause a determination of Disability to be made by a medical doctor selected by the Company. In either case, if such medical doctors do not agree with regard to the determination of Disability, they shall mutually choose a third medical doctor to examine the Executive, and the Disability determination of such third medical doctor shall be binding upon both the Company and the Executive.
(c)
Without Cause. By the Company, for any reason other than Death, Cause or Disability, including, but not limited to, upon a vote of a majority of the Board.

(d)
Cause. By the Company, for Cause, upon a vote of a majority of the Board at a meeting duly called and held. The term “Cause” means any of the following: (i) an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee that has caused the Company to suffer material harm; (ii) Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) Executive’s gross misconduct that has caused the Company to suffer material harm; (iv) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company; (v) Executive’s willful breach of any material obligations under any written agreement or covenant with the Company; (vi) Executive’s willful and continued failure to perform Executive’s duties (other than as a result of Executive’s physical or mental disability) after Executive has received a written demand of performance from the Board specifically setting forth the factual basis for the Board’s belief that Executive has not substantially performed Executive’s duties; provided, that Cause shall only exist after (A) the Board delivers written notice to Executive of the Board’s determination that Cause exists, (B) such notice sets forth in reasonable detail such facts and circumstances, and (C) Executive has failed to fully correct any of the events listed in clauses (iii), (v) and (vi) above, if such events are reasonably capable of being fully corrected, within 10 days following delivery to Executive of the Board’s written notice of its determination that Cause exists.
(e)
Good Reason. By the Executive, for Good Reason. As used herein, the term “Good Reason” shall mean Executive’s resignation within sixty (60) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent: (i) a material reduction of Executive’s title, duties, authorities, position or responsibilities, or the removal of Executive from such position and responsibilities, other than the change of the Executive’s title and duties to that of Non-Executive Chairperson; (ii) a material reduction in Executive’s base salary; (iii) the failure of the Company to timely pay or provide to Executive any portion of Executive’s compensation or benefits then due to Executive; or (iv) requiring Executive to perform Executive’s duties from any particular location (other than Executive regular attendance at Board meetings as contemplated hereby). Executive may not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period, if curable, of not less than 30 days following the date the Company receives such notice during which such condition must not have been cured.
(f)
Resignation. By the Executive, other than for Good Reason (“Resignation”).
6.
Notice and Date of Termination. Any termination of this Agreement under Section 5, other than by reason of Death, shall be communicated by written Notice of Termination from the terminating party to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice, which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of this Agreement under the provision so indicated. The effective date of any termination of this Agreement (the “Date of Termination”) shall be:
(a)
if this Agreement is terminated by Death, the date of the Executive’s death;
(b)
if this Agreement is terminated with Cause or without Cause or by the Executive for Good Reason, the date specified in the Notice of Termination;
(c)
if this Agreement is terminated by reason of Disability, (A) thirty (30) days after the Disability Notice or (B) upon a final determination, pursuant to Section 5(b) above, as the case may be,

whichever is later; provided that the Executive shall not have returned to the full-time performance of her duties during such period; and
(d)
if this Agreement is terminated on account of Resignation, the date specified in the Notice of Termination, which shall be no less than thirty (30) days after such Notice of Termination is given.

The Executive agrees to resign, on the Date of Termination, as an officer and director of the Company and any other position in the Company, as applicable, and as a fiduciary of any benefit plan of the Company or any member of the Company, as applicable, and to promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignation.

7.
Compensation Upon Termination. Upon the termination of this Agreement with the Company pursuant to Section 5, the Executive’s rights and the Company’s obligations under this Agreement shall immediately terminate except as provided in Section 14(k), and the Executive (or her heirs or estate, as applicable) shall be entitled to receive the amounts or benefits set forth below. The benefits provided pursuant to this Section 7 are (x) provided in lieu of any severance or income continuation protection under any plan of the Company that may now or hereafter exist, (y) provided in addition to any payments the Executive (or her beneficiaries or estate, as applicable) may be entitled to receive pursuant to any pension or employee benefit plan or disability or life insurance policy maintained by the Company, and (z) except as provided in Section 16(j), deemed to satisfy and be in full and final settlement of all obligations of the Company to the Executive under this Agreement. The Executive shall have no further right to receive any other compensation or benefits following the Date of Termination for any reason except as set forth in this Section 7.
(a)
Compensation Upon Death or Disability. In the event of a termination of this Agreement upon Death or the Executive’s Disability, the Executive’s estate and/or beneficiaries shall be paid any Chairperson Fees earned by the Executive through the date of her death or Disability, as applicable, and Executive’s outstanding Company Option shall immediately become vested and exercisable with respect to that number of shares of Common Stock subject thereto equal to that number of shares of Common Stock with respect to with such Company Option would have become vested and exercisable had the Executive remained continuously employed by the Company for an additional twelve (12) months following the termination of this Agreement, and such Options shall remain exercisable for sixty (60) months following your last day of service or, if shorter, the remainder of the term of the Option.
(b)
Compensation Upon Resignation. In the event of termination of this Agreement upon Resignation or termination for Cause the Executive shall be entitled to receive the Chairperson Fees earned through the date of the termination of this Agreement and shall retain any then-vested Company Options, and such Options shall remain exercisable for sixty (60) months following your last day of service or, if shorter, the remainder of the term of the Option.
(c)
Compensation Upon Termination By Executive For Good Reason Or By The Company Without Cause. In the event this Agreement is terminated by the Company without Cause or by the Executive for Good Reason, then the Executive shall be entitled to receive the Chairperson Fees earned through the date of the termination of this Agreement and Executive’s outstanding Company Option shall immediately become vested and exercisable with respect to that number of shares of Common Stock subject thereto equal to that number of shares of Common Stock with respect to with such Company Option would have become vested and exercisable had the Executive remained continuously employed by the Company for an additional twelve (12) months following the termination of this Agreement, and such Options shall remain exercisable for sixty (60) months following your last day of service or, if shorter, the remainder of the term of the Option.

Notwithstanding the foregoing, treatment of the Executive’s outstanding equity compensation awards under this Section 7(c) is expressly conditioned upon the Executive’s execution of a waiver and release agreement in the form attached hereto as Exhibit A (the “Release”) and the Release becoming effective and irrevocable in its entirety within sixty (60) days after the Executive’s Date of Termination (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive shall forfeit any rights to vesting acceleration under this Agreement. In no event will accelerated vesting occur until the Release becomes effective and irrevocable.

8.
Code Section 280G. In the event that the acceleration of equity awards or other benefits provided for in this Agreement or otherwise payable to Executive (collectively, the “Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 8, would be subject to the excise tax imposed by Section 4999 of the Code, then such Payments will be either:
(a)
delivered in full, or
(b)
delivered as to such lesser extent which would result in no portion of such Payments being subject to the excise tax under Code Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Code Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be taxable under Code Section 4999. To the extent the Company submits any Payment to the Company’s shareholders for approval in accordance with Treasury Reg. Section 1.280G-1 Q&A 7, the foregoing provisions will not apply following such submission and such payments and benefits will be treated in accordance with the results of such vote, except that any reduction in, or waiver of, such payments or benefits required by such vote will be applied without any application of discretion by Executive and in the order prescribed by this section. In no event will Executive have any discretion with respect to the ordering of payment reductions. A nationally recognized certified professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”) will perform the foregoing calculations related to the Excise Tax. The Company will bear all expenses with respect to the determinations by the Firm required to be made hereunder. For purposes of making the calculations required by this Section, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 8(b). The Firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company and Executive within 15 calendar days after the date on which Executive’s right to benefits is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the Firm made hereunder will be final, binding, and conclusive upon the Company and Executive. The firm shall take into account the reasonable value for services rendered (including Executive’s refraining from rendering services) before and after an applicable Change in Control transaction.

9.
Avoidance of Conflicts. The Company acknowledges that (a) the Executive is now or may become an employee, consultant, director, officer, member, manager, advisor or partner of entities other than the Company (collectively, “Other Companies”), and (b) the Executive is now or may become a party to agreements with Other Companies relating to the disclosure of information, the ownership of inventions, restrictions against competition and/or similar matters. The Executive represents and agrees that the execution, delivery and performance of this Agreement does not and will not violate any such other agreements, or any policy or rule of such Other Companies that is applicable to the Executive. The Executive will not (i) disclose to the Company any information that she is required to keep secret pursuant to an existing confidentiality agreement with Other Companies or any other third party, (ii) without the consent of the Company, use the funding, resources, facilities or inventions of Other Companies or any other third party to perform the service contemplated hereunder, or (iii) without the consent of the Company, perform the services contemplated hereunder in any manner that would give Other Companies or any other third party rights to any intellectual property created in connection with such contemplated hereunder.
10.
Confidential Information. The Executive acknowledges that, during the course of performing services hereunder, the Company will be disclosing Confidential Information (as defined below). The Executive acknowledges that the Company’s business is extremely competitive, dependent in part upon the maintenance of secrecy, and that any disclosure of the Confidential Information would result in serious harm to the Company. The Executive agrees that the Confidential Information will be used by Executive only in connection with services hereunder, and will not be used in any way that is detrimental to the Company. The Executive agrees, except as required by applicable law or legal process, not to disclose, directly or indirectly, the Confidential Information to any third person or entity, other than representatives or agents of the Company who need to know such information or otherwise in the ordinary course of the performance of her duties hereunder, and to treat all such information as confidential and proprietary property of the Company. Without limiting the generality of the foregoing, “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company's products or services and markets therefore, customer lists and customers (including, but not limited to, customers of the Company on whom you called or with whom you became acquainted in connection with providing services to the Company), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information. The term “Confidential Information” does not include information that (i) is or becomes generally available to the public through no wrongful action or inaction of the Executive, (ii) was within Executive’s rightful possession without an obligation of confidentiality prior to being furnished by the Company, as shown by the Executive’s then contemporaneous written records, (iii) is disclosed to the Executive by a third party on a non-confidential basis, or (iv) is independently developed by the Executive without reference to the information provided by the Company. The Executive will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or current employer of the Executive or other person or entity with which the Executive has an obligation to keep in confidence. The Executive also agrees that the Executive will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.
11.
Ownership. The Executive hereby assigns to the Company all of her right, title and interest in and to any invention, improvement, discovery, process, formula, technique, method, trade secret, or other intellectual property, whether or not patentable, whether or not copyrightable (collectively, “Inventions”) made, conceived, developed, or first reduced to practice by the Executive either alone or jointly with others, in connection with performance of the services hereunder, and agrees to execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain, and enforce patents or copyrights in any and all countries on such Inventions. The Executive hereby irrevocably designates the Chief Executive Officer of the Company as her agent and attorney-in-fact to execute and file any such document and to do all lawful acts necessary to apply for and obtain patents and copyrights, and to enforce the Company’s rights under this Section 11. The Executive’s obligations under this Section 11 shall continue after termination of this Agreement.
12.
Unenforceability. If any of the rights or restrictions contained or provided for in this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable by reason of the extent,

duration or geographical scope, the parties hereto contemplate that the court shall reduce such extent, duration, geographical scope and enforce this Agreement in its reduced form for all purposes in the manner contemplated hereby. Should any of the provisions of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing this Agreement shall not apply a presumption that any provision shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agents prepared the same, it being agreed that both parties and their respective agents have participated in the preparation of this Agreement.
13.
Injunctive Relief. The Executive agrees that the restrictions and covenants contained in Sections 10 and 11 are necessary for the protection of the Company and any breach thereof will cause the Company irreparable damages for which there is no adequate remedy at law. The Executive further agrees that, in the event of a breach by the Executive of any of the Executive’s obligations under this Agreement, the Company shall have the absolute right, in addition to any other remedy that might be available to it, to obtain from any court having jurisdiction, such equitable relief as might be appropriate, including temporary, interlocutory, preliminary and permanent decrees or injunctions enjoining any further breach of such provisions.
14.
Miscellaneous.
(a)
No Violation. It shall not be a violation of this Agreement for the Executive to engage in any activity which is not inconsistent with the Company’s interests and prospects, including, without limitation, (a) serving on civic or charitable boards or committees; (b) serving in the role of executive Chairperson, board member or officer for additional companies not engaged in the business of providing services or products related to the Company’s business; (c) delivering lectures, fulfilling speaking engagements or teaching at educational institutions; (d) managing personal investments and reviewing investment opportunities; (e) serving as an officer or director of entities formed to manage family or personal investments; and (f) attending conferences conducted by business organizations; provided, however, that such activity does not interfere with the performance of the Executive’s duties and responsibilities hereunder. Notwithstanding the foregoing, the Executive’s engagement in such activities shall be subject to and governed by the governance rules in effect from time to time applicable to members of the Board.
(b)
Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under existing or future laws effective during the term of this Agreement, such provisions shall be fully severable, the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal and enforceable.
(c)
Section 409A.
(i)
This Agreement is intended to comply with, or be exempt from, Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”), and will be interpreted, administered and operated in a manner consistent with that intent. If any amounts that become due under Section 7 of this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A, payment of such amounts shall not commence until the Executive incurs a “Separation from Service”

(as defined below) if and only if necessary to avoid accelerated taxation or tax penalties in respect of such amounts.
(ii)
Notwithstanding anything herein to the contrary, if the Executive is a “Specified Employee” (as defined below) for purposes of Section 409A, on the date on which he incurs a Separation from Service, any payment hereunder that provides for the “deferral of compensation” within the meaning of Section 409A shall be paid on the first (1st) business day after the date that is six (6) months following the Executive’s Separation from Service (the “409A Delayed Payment Date”); provided, however, that such delay shall apply if and only if necessary to avoid accelerated taxation or tax penalties in respect of such amounts; provided, further, that a payment delayed pursuant to the preceding clause shall commence earlier than the 409A Delayed Payment Date in the event of the Executive’s Death prior to the end of the six (6) month period. On the 409A Delayed Payment Date, the Executive shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence (the “Catch-Up Amount”), plus interest on the Catch-Up Amount equal to the short term federal rate applicable under Section 7872(f)(2)(A) of the Code for the month in which occurs the Executive’s Separation from Service. Such interest shall be paid at the same time that the Catch-Up Amount is paid. Thereafter, the Executive shall receive any remaining benefits as if there had not been an earlier delay.
(iii)
For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Section 409A(a)(2)(A)(i) of the Code and determined in accordance with the default rules under Section 409A. “Specified Employee” shall have the meaning set forth in Section 409A(a)(2)(B)(i) of the Code, as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.
(iv)
For purposes of Section 409A, each of the payments that may be made under this Agreement are designated as separate payments. Anything in this Agreement to the contrary notwithstanding, (1) no reimbursement payable to the Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A, (2) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (3) no amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.
(d)
Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when (i) delivered personally; (ii) sent by facsimile or other similar electronic device and confirmed; (iii) delivered by courier or overnight express; or (iv) three (3) business days after being sent by registered or certified mail, postage prepaid, addressed as follows:

If to the Company:	Ventyx Biosciences, Inc. 662 Encinitas Blvd, Suite 250 Encinitas, California, 92024 Attention: Chief Executive Officer
If to the Executive:	The Executive’s home address on file with the Company.

or to such other address as a party may furnish to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(e)
No Waiver. No waiver by either party hereto of any breach of any provision of this Agreement shall be deemed a waiver of any preceding or succeeding breach of such provision or any other provision herein contained.
(f)
Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to the conflict of law principles thereof.
(g)
Entire Agreement. This Agreement, the Equity Plan, the Option Agreement and the Indemnification Agreement set forth the entire agreement of the parties hereto with respect to the subject matter hereof, and are intended to supersede all prior or contemporaneous negotiations, understandings and agreements (whether written or oral). No provision of this Agreement may be waived or changed, except by a writing signed by the party to be charged with such waiver or change.
(h)
Successors; Binding Agreement. Neither of the parties hereto shall have the right to assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party; provided, however, that this Agreement shall inure to the benefit or and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company’s assets, or upon any merger or consolidation of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company. Insofar as the Executive is concerned, this Agreement, being personal, cannot be assigned; provided, however, that this Agreement shall be binding upon and inure to the benefit of the Executive and her executors, administrators and legal representatives.
(i)
Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but together shall constitute one and the same instrument.
(j)
Headings. The headings and captions set forth in this Agreement are for ease of reference only and shall not be deemed to constitute a part of the agreement formed hereby or be relevant to the interpretation of any provisions of this Agreement.
(k)
Survivability. The provisions of Sections 8, 10, 11, 12, 13, 14(c), 14(d), and 14(l) of this Agreement shall survive the termination or expiration of this Agreement, in accordance with their terms.
(l)
Arbitration. Except as set forth in Section 14, any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) in the County of San Diego, California in accordance with its then existing Arbitration Rules and Procedures for Employment Disputes. In the event of such an arbitration proceeding, the Executive and the Company shall select a mutually acceptable neutral arbitrator from among the JAMS panel of arbitrators. In the event the Executive and the Company cannot agree on an arbitrator, the Administrator of JAMS will appoint an arbitrator. Neither the Executive nor the Company nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties except as maybe required by law or legal process or to enforce the parties rights resulting from such arbitration. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof. The Company shall bear the costs of such arbitration; provided, that (i) each party shall separately pay for its respective counsel’s fees and expenses and (ii) the arbitrator may award attorneys’ fees and costs to the prevailing party, except as prohibited by law.
(m)
Legal Counsel; Right to Negotiate. The Executive acknowledges that she has been given the opportunity to consult with legal counsel or any other advisor of her own choosing regarding this Agreement. The Executive understands and agrees that any attorney retained by the Company or any member of management who has discussed any term or condition of this Agreement with her is only acting on behalf of the Company and not on the Executive’s behalf. The Executive hereby acknowledges that she has been given the opportunity to participate in the negotiation of the terms of this Agreement. The Executive acknowledges and confirms that she has read this Agreement and fully understands its terms and contents.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VENTYX BIOSCIENCES, INC.

By: /s/ Raju Mohan

Name: Raju Mohan
Title: Chief Executive Officer

SHEILA GUJRATHI

By: /s/ Sheila Gujrathi

(Signature Page to Executive Chairperson Services Agreement)

Exhibit A

Form of Release